Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-10815, 333-10817, 333-28267, 333-28269, 333-39590, 333-57653, 333-105866 and 333-134998 on Form S-8 of our report dated March 5, 2007, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of such financial statements from the separate records of Rural Cellular Corporation and the allocations to and from RCCM), appearing in this Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2007